Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Plan of Gramercy Capital Corp. of our report dated April 16, 2004, with respect to the balance sheet of Gramercy Capital Corp. as of April 12, 2004 included in its Prospectus (Form S-11) and our report dated October 28, 2004, with respect to the statement of revenues and certain expenses of select properties in the PW/MS Operating Partnership, L.P. for the year ended December 31, 2003 included in its Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 2, 2004